Contract on the Transfer of Equity

of

Yunnan Long Teng Mining Ltd.

Item 1: The Parties

The contract is between
Party A: Magnus International Resources Inc.
1055 West Hastings Street,
Vancouver, BC
Canada V6E 2E9
Phone: 1-604-694-1432

and

Party B: Mr. Lai Jinzang (ID: 350426195202030012)
87-501 Qiwu Road
Youxi County, Fujian Province
P. R. China 615200
Phone: 0834-5406018; 15808296393

Item 2 Project and Data to Be Transferred

1. Party A would like to sell its interest in the EL named "Sujiayakou – Weilianchuan – Ma' anshan Au-Cu exploration license" to Party B. The license number is 5100000730263. The transfer of Party A' s interest in the EL will be achieved by the transfer of Yunnan Long Teng Mining Ltd. ("Long Teng"), a joint venture company which holds the EL, to Party B. 90% of Long Teng is held by Party A, with the remaining 10% of Long Teng being held by Geology Brigade 209 of the Nuclear Industry of Yunnan Province ("Team 209");
2. The EL is defined by longitude 102°54′00″—103°02′15″, and latitude 26°30′30″—26°33′45″;
3. The EL covers an area of 82.39 Km²
4. The current EL is valid between Aug. 14, 2007 and Aug. 14, 2008;
5. Data to be transferred by Party A to Party B:
    a) Topographic maps
    b) Geological document
    c) Chemical analysis

d) Geochemical and geophysical data
e) Geological data on the adjacent area;
f) Party A' s prospecting works in the property

Item 3 Price

The price for the transfer of 100% equity in Long Teng:

1. Twenty-one million (21,000,000) Chinese Yuan ("RMB"); and
2. Three percent (3%) NSR on any minerals produced from the EL, which will be paid by Party B to Party A quarterly.

Item 4 Method of Payment

Party B will wire the following payment in accordance with the instruction of Party A:

1) Within seven days of the execution of this contract, Party B will make a payment of seven million (7,000,000) RMB to Party A;
2) Within seven days of the successful renewal of the EL, Party B will pay a further seven million (7,000,000) RMB to Party A;
3) Within seven days of the transfer of Party A' s 90% interest in Long Teng, Party B will pay Party A a further four million nine hundred thousand (4,900,000) RMB.
4) Within seven days of transfer of the 10% interest in Long Teng held by Geological Team 209 to Party B, whether directly from Team 209 or indirectly from Team 209 to Party A to Party B, Party B will pay Party A a further two million one hundred thousand (2,100,000) RMB.
5) When there is a production in the property, Party B or a company appointed by Party B will pay Party A a 3% NSR on any materials produced from the EL, which will be paid by Party B to Party A quarterly.

Item 5 Rights and Obligations

Party A:

1. After Party B makes the first payment, the Parties will take all commercially reasonable steps to renew the EL;
2. Following renewal of the EL and the 2nd payment of the further 7,000,000 RMB from Party B to Party A, the Parties will take all commercially reasonable steps necessary to ensure Party A' s 90% interest in Long Teng is transferred to Party B as soon as practicable.
3. Upon receipt of the first payment, Party A will transfer all the data related to the property to Party B, and make the exploration work accessible to Party B (such as the roads, tunnel and trenches);
4. Within one month of the execution of this contract and receipt from Party B of the first payment of 7,000,000 RMB, Party A will clear up the accounts of Long Teng by repaying all of the debt and credit of Long Teng.
5. Upon receipt of the first payment, Party A will allow Party B to rely

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on the business license that has been granted to Long Teng, so that Party B may carry out exploration work in the property.

6. Within six months of the execution of the agreement, Party A will take all commercially reasonable steps necessary to ensure that the remaining 10% interest in Long Teng will by transferred to Party B.
7. After receipt of the first payment, Party A should not cooperate with any third party by way of lease or transferring part or the entire EL.

Party B:

1. Party B will make the payments required under this contract in a timely manner and in accordance with the instruction of Party A.
2. After the first payment, Party B will start prospecting, designing and building the mine in the name of Long Teng.
3. After Party B starts working on the property, safety in the exploration and mining programs will be the sole obligation of Party B.
4. Upon the transfer of Party A' s interest in Long Teng to Party B, Party B will pay to Party A a 3% NSR on any minerals produced from the EL, which will be paid by Party B to Party A quarterly.

Item 6 Confidentiality

1. Subject to the public disclosure obligations of Party A as required by applicable laws in Canada and the United States, each Party should not unveil the content of this contract to a third party without the written permission from the other Party.
2. Subject to the public disclosure obligations of Party A as required by applicable laws in Canada and the United States, each Party should not release relevant geological data concerning the EL to irrelevant third parties.

Item 7 Valid Period

This contract is valid from the date of execution until all of the payments required under the contract have been made and Long Teng has been transferred to Party B.

Item 8 Breach of Contract

1. After the execution of the contract, if Party B cannot make the first payment in time, this contract will terminate and Party B will have no further rights to Long Teng or the EL.
2. After the successful renewal of the EL, if Party B cannot make the second payment in time, this contract will terminate and Party B will have no further rights to Long Teng or the EL, and the first payment of 7,000,000 RMB will not be refunded by Party A to Party B.
3. If the Parties are unable to successfully renew the EL, this contract

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will terminate and Party A will be asked to pay back Party B the same amount of money as the first payment (RMB7, 000, 000) within one month, and Party B will have no further rights to Long Teng or the EL.

4. Upon termination of this contract for any reason, Party B will return to Party A all data respecting Long Teng and the EL that has been previously provided by Party A to Party B under this contract.

Item 9 Unpredictable factors

After the execution of the contract, if something unpredictable happen to prevent either party to fulfill its responsibility, the each party will take care of his loses by himself.

Item 10 miscellaneous

1. Parties A and B should deal with any issues not mentioned here by negotiation. When necessary, amending agreements could be made. When there are conflicts between this contracts and previous contracts or agreements, this contract should be the final one.
2. When there are disputes in the course of execute this contract, Parties A and B should solve the problems by means of friend, honest and cooperative discussions. If some problems could not be solved by negotiation, either party could start a law suit against the other party to a competent court.

Item 11 This contract takes effect when it is stamped by the two parties and signed by the legal representative of Party A and the entrusted representative of Party B.

Item 12 The six copies of this contract, three copies for each party, are of the same legal validity.

Agreed to and accepted as of April 2, 2008 by:

MAGNUS INTERNATIONAL RESOURCES INC.

By: Authorized Signatory

LAI, JINZANG